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                                                                    Exhibit 10.1

[BANK OF AMERICA LOGO]

                        AMENDMENT NO. 5 TO LOAN AGREEMENT

        This Amendment No. 5 (the "Amendment") dated as of June 28, 2002, is between Bank of America, N.A. (the "Bank"), formerly Bank of America National Trust and Savings Association, and Cohu, Inc. (the "Borrower").

                                    RECITALS

        A. The Bank and the Borrower entered into a certain a Business Loan Agreement dated as of June 15, 1998 (together with any previous amendments, the "Agreement").

        B. The Bank and the Borrower desire to amend the Agreement.

                                    AGREEMENT

        1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Agreement.

        2. Amendments. The Agreement is hereby amended as follows:

        2.1 In Paragraph 1.1(a) of the Agreement, the amount "Five Million Dollars ($5,000,000)" is substituted for the amount "Ten Million Dollars ($10,000,000)".

        2.2 In Paragraph 1.2 of the Agreement, the date "July 1, 2003" is substituted for the date "July 1, 2002".

        2.3 Article 2 of the Agreement is amended to read in its entirety as follows:

                2. FEES AND EXPENSES

        2.4 A new Paragraph 2.3 is added to the Agreement, which reads in its entirety as follows:

                2.3 Unused commitment fee. The Borrower agrees to pay a fee on any difference between the Commitment and the amount of credit it actually uses, determined by the weighted average credit outstanding during the specified period. The fee will be calculated at .125% per year. The calculation of credit outstanding shall not include the undrawn amount of letters of credit. This fee is due on September 30, 2002, and on the 10 day of each following quarter until the expiration of the availability period.

        2.5     Paragraph 6.3 of the Agreement is deleted in its entirety.

        2.6 Paragraph 6.4 of the Agreement is amended to read in its entirety as follows:

                6.4 Tangible Net Worth. To maintain on a consolidated basis Tangible Net Worth equal to at least One Hundred Sixty Thousand Million Dollars ($160,000,000). "Tangible Net Worth" means the value of Borrower's total assets (including leaseholds and leasehold improvements and reserves against assets but excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, and other like intangibles, and monies due from affiliates, officers, directors, employees, shareholders, members or managers of Borrower) less total liabilities, including but not limited to accrued and deferred income taxes, but excluding the non-current portion of Subordinated Liabilities. "Subordinated Liabilities" means liabilities subordinated to Borrower's obligations to Bank in a manner acceptable to Bank in its sole


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                discretion. This amount will calculated at the end of each fiscal quarter, using the results of that quarter.

        2.7     Paragraph 6.5 of the Agreement is deleted in its entirety.

        2.8 A new Paragraph 6.19 is added to the Agreement, which reads in its entirety as follows:

                6.19 Unencumbered Liquid Assets. To hold, on an unconsolidated basis, Unencumbered Liquid Assets having an aggregate market value of not less than Fifty Million Dollars ($50,000,0000). For the purposes of this Agreement, "Unencumbered Liquid Assets" shall mean the following assets owned by the Borrower (excluding assets of any retirement plan) which (i) are not the subject of any lien, pledge, security interest or other arrangement with any creditor to have its claim satisfied out of the assets (or proceeds thereof) prior to the general creditors of the Borrower, and (ii) may be converted to cash within five (5) days: (a) Cash or cash equivalents held in the United States;
                (b) United States Treasury or governmental agency obligations which constitute full faith and credit of the United States of America; (c) Commercial paper rated P-1 or A1 by Moody's or S&P, respectively; (d) Medium and long-term securities rated investment grade by one of the rating agencies described in (c) above; (e) Eligible Stocks ; (f) Mutual funds quoted in The Wall Street Journal which invest primarily in the assets described in
                (a) -- (e) above. For purposes of this Agreement, "Eligible Stocks" means any common or preferred stock which (i) is not subject to statutory or contractual restrictions on sales, (ii) is traded on a U.S. national stock exchange or included in the National Market tier of NASDAQ and (iii) has, as of the close of trading on the applicable exchange (excluding after hours trading), a per share price of at least $15.

        2.9 A new Paragraph 6.20 is added to the Agreement, which reads in its entirety as follows:

                6.20 Limitation on Losses. Not to incur a net loss before taxes and extraordinary items in excess of Twelve Million Five Hundred Thousand Dollars ($12,500,000) in any annual accounting period.

        3. Representations and Warranties. When the Borrower signs this Amendment, the Borrower represents and warrants to the Bank that: (a) there is no event which is, or with notice or lapse of time or both would be, a default under the Agreement except those events, if any, that have been disclosed in writing to the Bank or waived in writing by the Bank, (b) the representations and warranties in the Agreement are true as of the date of this Amendment as if made on the date of this Amendment, (c) this Amendment does not conflict with any law, agreement, or obligation by which the Borrower is bound, and (d) this Amendment is within the Borrower's powers, has been duly authorized, and does not conflict with any of the Borrower's organizational papers.

        4. Conditions. This Amendment will be effective when the Bank receives the following items, in form and content acceptable to the Bank:

        4.1 Certificate of good standing for the Borrower from its state of formation.

        4.2 A Corporate Resolution to Obtain Credit executed by the Borrower in the amount of Five Million Dollars ($5,000,000).

        4.3     A Form U-1 Purpose Statement executed by the Borrower.

        5. Effect of Amendment. Except as provided in this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect.

        6. Counterparts. This Amendment may be executed in counterparts, each of which when so executed shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.



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        7. FINAL AGREEMENT. THIS WRITTEN AMENDMENT REPRESENTS THE FINAL
AGREEMENT BETWEEN AND AMONG THE PARTIES HERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN OR AMONG THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN OR AMONG THE PARTIES.

        This Amendment is executed as of the date stated at the beginning of this Amendment.

Bank of America, N.A.                   Cohu, Inc.


X /s/ Patrick Loughlin                  X /s/ John H. Allen
 ---------------------------------       ---------------------------------------
By: Patrick Loughlin,                    By:  John H. Allen, Vice
    Senior Vice President                     President/Finance &
                                              Chief Financial Officer



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